EXHIBIT 16.1

Larry O'Donnell, CPA, P.C.
2228 South Fraser Street Unit I
Aurora, Colorado 80014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

October 25, 2010

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated October 25, 2010, of Tapslide, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for January 31, 2009 and 2008 and any subsequent interim period through the date of dismissal.

Very truly yours,

Larry O'Donnell, CPA, P.C. Aurora, Colorado 80014